Exhibit 99.1

KIMBALL ELECTRONICS ANNOUNCES RETIREMENT OF JOHN KAHLE, VICE PRESIDENT, GENERAL COUNSEL, CHIEF COMPLIANCE OFFICER, AND SECRETARY
COMPANY APPOINTS ASSOCIATE GENERAL COUNSEL AND ASSISTANT SECRETARY, DOUG HASS, TO SUCCEED

JASPER, Ind., November 10, 2021--(BUSINESS WIRE)-- Kimball Electronics, Inc. (Nasdaq: KE) today announced that Vice President, General Counsel, Chief Compliance Officer, and Secretary, John H. Kahle will be retiring on December 31, 2021. Mr. Kahle, a long tenured member of the executive team, who has enjoyed a distinguished career with the company, will be succeeded by the Associate General Counsel and Assistant Secretary, Douglas A. Hass.

Commenting on today’s announcement, Donald D. Charron, Chairman and Chief Executive Officer of Kimball Electronics stated, “Our company is bidding farewell to a trusted friend and colleague, who has served as a key leader for almost 35 years. During that time, John’s contributions were many, and his impact profound. His sound guidance, quick wit, and worldly perspective will be missed. On behalf of our Board of Directors and the entire organization, I want to extend our most sincere gratitude and appreciation for his dedication and legacy of success. We wish John the very best, he will always be welcomed by the Kimball Electronics family.”

In response to his retirement announcement, Mr. Kahle said, “I want to thank Don, the Board of Directors, and the team at Kimball Electronics across the globe. I have been very fortunate throughout my career, and truly appreciate the support, partnership, lifelong friendships, and lasting memories. I also want to congratulate Doug on his expanded role. He has been a quick-study and his extensive experience, cultural fit and positive outlook have made for a seamless transition. I wish him the very best.”

Doug Hass joined Kimball Electronics in 2020 as Associate General Counsel and Assistant Secretary. He has more than 25 years of legal, management, and operations experience, centered on technology-intensive telecommunication companies, and electronics manufacturers. Prior to Kimball Electronics, Mr. Hass served as General Counsel and Secretary of Lifeway Foods, a dairy company listed on Nasdaq, where he received First Chair’s prestigious Top General Counsel award in 2019. He was also recognized as one of Illinois’ Top 40 under Forty attorneys by Chicago Daily Law Bulletin and Chicago Lawyer, and is a Past Chair of the Association of Corporate Counsel‘s Employment and Labor Law Network, a group of nearly 7,000 labor and employment attorneys worldwide. Mr. Hass holds a Juris Doctor, magna cum laude, from Indiana University Maurer School of Law in Bloomington, Indiana.

Regarding Mr. Hass’ appointment, Mr. Charron continued his comments stating, “We are fortunate to have a leader of Doug’s caliber and pedigree ready to fill this critical role. Doug’s resume speaks for itself, and his exceptional attitude is an ideal fit for our organization and leadership team.”

In response to his expanded role, Mr. Hass commented, “I am thrilled to start this new chapter at Kimball Electronics. John has played a transformative role for many years with his steady hand and sage advice. He has built a talented team that I will be fortunate to lead. I’m looking forward to working alongside Don, and the other members of the leadership team, to continue to deliver exceptional service to our customers, and to enhance Share Owner value, while supporting our strong company culture and purpose of Creating Quality for Life.”

About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

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